Exhibit 99.1

11730 Plaza America, Suite 700

Reston, VA 20190

News Release

Contacts:

Brian J. Clark, President

(703) 707-6751

Maureen Crystal, Vice President of Investor Relations

(703) 707-6777

mcrystal@nciinc.com

NCI Reports Second Quarter 2012 Financial and Operating Results

Company raises midpoint of 2012 EPS guidance to $0.36

RESTON, VA, August 1, 2012 – NCI, Inc. (NASDAQ:NCIT), a leading provider of information technology (IT), professional services and solutions to U.S. Federal Government agencies, today announced financial and operating results for the second quarter ended June 30, 2012.

NCI’s second quarter revenue exceeded management’s guidance range issued last quarter by $1.2 million. Earnings per share exceeded the high end of guidance by $0.03.

Second Quarter 2012 Results:

For the second quarter of 2012, NCI reported revenue of $91.2 million compared with second quarter 2011 revenue of $161.2 million, a decrease of 43.4%. The year-over-year decrease in revenue was due to the decline of approximately $36 million of BRAC-related and other non-core program revenue; a net decrease of approximately $28 million in core revenue as a result of reductions of scope of work, the expiration of task orders and contracts, and certain lost contract recompetes; and lower revenue under our PEO Soldier contract of approximately $6 million, among other factors.

Operating income for the second quarter of 2012 was $2.9 million, down from $6.9 million for the second quarter of 2011, due primarily to the lower revenue base.

Operating margin for the second quarter of 2012 was 3.1% compared with operating margin of 4.3% for the second quarter of 2011. Operating margin for the second quarter of 2012 declined due to reduced absorption of indirect costs on the lower revenue base and reduced profitability on our PEO Soldier bridge contract.

Net income for the second quarter of 2012 decreased to $1.5 million from $3.9 million in the second quarter of 2011. The decrease in net income year-over-year is attributable to the factors affecting operating income, and a higher effective income tax rate. Diluted earnings per share for the second quarter of 2012 were $0.11 compared with $0.28 in the second quarter of 2011.

NCI reported total backlog at June 30, 2012 of $825 million, of which $196 million was funded. This compares with total backlog of $903 million at March 31, 2012, of which $203 million was funded.

Days sales outstanding (DSO) at June 30, 2012 was 66 days compared with 79 days at March 31, 2012. The decrease in DSO was due primarily to the improved collections of outstanding billed receivables as well as the receipt of award fee and milestone payments in the second quarter of 2012.

Cash flow from operations for the second quarter of 2012 was $20.5 million, which was used to make payments on the company’s senior credit facility, resulting in an outstanding balance of $30.2 million at June 30, 2012.

Management’s Outlook:

Based on the company’s current contract backlog and management’s estimate as to future tasking and contract awards, NCI is issuing guidance for its third quarter of 2012 and updating fiscal year 2012 guidance issued previously.

The table below represents management’s current expectations about future financial performance, based on information available at this time:

	Fiscal Quarter Ending September 30, 2012	Fiscal Year Ending December 31, 2012
Revenue	$82 million - $88 million	$352 million - $368 million
Diluted EPS	$0.06 - $0.09	$0.33 - $0.40
Diluted projected share count	13.5 million	13.7 million

“We continue to view 2012 as a year to rebuild and reposition NCI for more profitable growth in the future. This initiative is challenging given the current state of the federal services market,” said Charles K. Narang, NCI’s Chairman and CEO. “Clearly, we face headwinds with respect to the political, economic, and budgetary turmoil in our markets, but I am confident that the team in place is taking the necessary steps and has the energy and expertise to get the job done.”

“We’re still awaiting news on key new awards that could help generate full-year 2012 revenue above the midpoint of our guidance range. Most of our efforts thus far have resulted in significant changes behind the scenes at NCI, primarily aimed at improved business development execution. We hope these improvements will yield new bookings in 2012, but most of the tangible results will occur in 2013,” said NCI’s President, Brian J. Clark. “We are pleased, however, that improved execution, efficiencies and ultimately profitability on our existing work has allowed us to increase our forecasted range for 2012 earnings per share because of better-than-expected actual and anticipated profitability on existing contracts, among other factors.”

Conference Call Information

As previously announced, NCI will conduct a conference call today at 5:00 p.m. ET to discuss fiscal second-quarter 2012 results. Interested parties may access the call by dialing (877) 477-1422 (domestic) or (973) 582-2740 (international). The confirmation code for the live call is 42642516. The conference call will be broadcast simultaneously on the Investors page of NCI’s website: www.nciinc.com. Investors are advised to log on to the website at least 15 minutes prior to the call to register, download and install any necessary audio software.

A replay of the call will be available beginning at 8:00 p.m. ET today and will remain available for a two-week period. To access the replay, call (855) 859-2056 (domestic) or (404) 537-3406 (international). The confirmation code for the replay is 42642516. A replay webcast will also be available on NCI’s website shortly after the conclusion of the call.

About NCI, Inc.:

NCI is a leading provider of IT and professional services and solutions to U.S. Federal Government agencies. NCI’s award-winning expertise encompasses areas critical to its customers’ mission objectives, including enterprise systems management; network engineering; cybersecurity and information assurance; software development and systems engineering; program management and lifecycle support; engineering and logistics; health IT and informatics; and training and simulation. The company is a member of the S&P Small Cap 600 index. Headquartered in Reston, Virginia, NCI has approximately 2,300 employees and nearly 100 locations worldwide. For more information, visit our website at www.nciinc.com or e-mail mcrystal@nciinc.com.

Forward-Looking Statement: Statements and assumptions made in this news release that, do not address historical facts, constitute “forward-looking” statements that NCI believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “plans,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: our dependence on our contracts with Federal Government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue; a reduction in the overall U.S. Defense budget, volatility in spending authorizations for Defense and Intelligence-related programs by the Federal Government or a shift in spending to programs in areas where we do not currently provide services; Federal Government shutdowns (such as that which occurred during the Federal Government’s 1996 fiscal year), other potential delays in the Federal Government appropriations process, or budgetary cuts resulting from Congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011; risk of contract performance or termination; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; adverse results of Federal Government audits of our government contracts; government contract procurement risks (such as bid protest, small business set asides, etc.) and termination risks; competitive factors such as pricing pressures and competition to hire and retain employees (particularly those with security clearances); Federal Government agencies awarding contracts on a technically acceptable/lowest cost basis in order to reduce expenditures failure to successfully identify and integrate future acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions or to effectively integrate acquisitions appropriate to the achievement of our strategic plans; general economic conditions in the United States, including conditions that result from terrorist activities or war; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) government contracts containing organizational conflict of interest (OCI) clauses, (iv) delays related to agency specific funding freezes, (v) competition for task orders under Government Wide Acquisition Contracts (GWACs), agency-specific Indefinite Delivery/Indefinite Quantity (IDIQ) contracts and/or schedule contracts with the General Services Administration, and (vi) our own ability to achieve the objectives of near-term or long-range business plans, including internal systems failures. These and other risk factors are more fully discussed in the section titled “Risks Factors” in NCI's Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC), and from time to time, in other filings with the SEC, such as our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q.

Any projections of revenue, margins, expenses, earnings, tax provisions, cash flows, benefit obligations, share repurchases, any statements of the plans, strategies and objectives of management for future operations, the execution of cost reduction programs and restructuring and integration plans are also subject to factors that could cause actual results to differ materially from anticipated results.

The forward-looking statements included in this news release are only made as of the date of this news release, and NCI undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

Financial tables follow

NCI, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenue	$91,186	$161,203	$190,262	$311,428

Operating expenses:
Cost of revenue	80,303	145,670	167,748	278,926
General and administrative expenses	6,342	6,085	13,086	11,844
Depreciation and amortization	1,690	1,817	3,463	3,125
Acquisition and integration related expenses	—	748	—	949

Total operating expenses	88,335	154,320	184,297	294,844

Operating income	2,851	6,883	5,965	16,584
Interest expense, net	360	483	811	680

Income before income taxes	2,491	6,400	5,154	15,904
Provision for income taxes	1,012	2,542	2,090	6,353

Net income	$1,479	$3,858	$3,064	$9,551

Earnings per common and common equivalent share:
Basic:
Weighted average shares outstanding	13,593	13,681	13,585	13,675

Net income per share	$0.11	$0.28	$0.23	$0.70

Diluted:

Weighted average shares outstanding	13,595	13,931	13,613	13,919

Net income per share	$0.11	$0.28	$0.23	$0.69

NCI, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value)

	As of June 30, 2012	As of December 31, 2011
Assets:
Current assets:
Cash and cash equivalents	$20	$2,819
Accounts receivable, net	66,572	95,075
Deferred tax assets, net	3,954	4,152
Prepaid expenses and other current assets	5,132	3,159

Total current assets	75,678	105,205

Property and equipment, net	14,256	15,495
Other assets	1,604	1,875
Intangible assets, net	8,540	9,717
Goodwill	150,322	150,322

Total assets	$250,400	$282,614

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable	$18,797	$30,018
Accrued salaries and benefits	17,359	18,717
Deferred revenue	1,236	1,987
Other accrued expenses	5,758	5,697

Total current liabilities	43,150	56,419

Long-term debt	30,219	54,000
Deferred tax liabilities, net	6,138	6,165
Other long-term liabilities	2,849	2,229

Total liabilities	82,356	118,813

Stockholders’ equity:
Class A common stock, $0.019 par value—37,500 shares authorized; 9,182 shares issued and 8,894 shares outstanding as of June 30, 2012, and 9,163 shares issued and 8,875 shares outstanding as of December 31, 2011	174	174

Class B common stock, $0.019 par value—12,500 shares authorized; 4,700 shares issued and outstanding as of June 30, 2012 and December 31, 2011	89	89
Additional paid-in capital	71,116	69,937
Treasury stock at cost—288 shares of Class A common stock as of June 30, 2012 and December 31, 2011	(4,455)	(4,455)
Retained earnings	101,120	98,056

Total stockholders’ equity	168,044	163,801

Total liabilities and stockholders’ equity	$250,400	$282,614

NCI, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Six months ended June 30,
	2012	2011
Cash flows from operating activities:
Net income	$3,064	$9,551
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,463	3,125
Share-based payments	1,169	619
Deferred income taxes	171	147
Changes in operating assets and liabilities:
Accounts receivable, net	28,503	19,363
Prepaid expenses and other assets	(1,702)	(342)
Accounts payable	(11,221)	(15,182)
Accrued expenses	(1,428)	(4,084)

Net cash provided by operating activities	22,019	13,197

Cash flows from investing activities:
Purchases of property and equipment	(1,047)	(1,281)
Cash paid for acquisition, net of cash acquired	—	(64,308)

Net cash used in investing activities	(1,047)	(65,589)

Cash flows from financing activities:
Borrowings under credit facility	78,450	123,986
Repayments of credit facility	(102,231)	(73,986)
Principal payments under capital lease obligations	—	(23)
Proceeds from exercise of stock options	10	185

Net cash used in financing activities	(23,771)	50,162

Net change in cash and cash equivalents	(2,799)	(2,230)
Cash and cash equivalents, beginning of period	2,819	2,791

Cash and cash equivalents, end of period	$20	$561

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$821	$752

Income taxes	$2,910	$6,666

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